Exhibit 99.1

NOVAGOLD & Donlin Gold Present Fourth and Final Installment of the Alaska Video Series
Titled Economic Opportunity and Workforce Development

November 2, 2015 — Vancouver, British Columbia — NOVAGOLD RESOURCES INC. (TSX, NYSE-MKT: NG) is pleased to present the fourth segment of its Alaska Video Series. The Alaska Video Series tells the story of the people of the Yukon-Kuskokwim (Y-K) Region, where the Donlin Gold project is located, exploring their long cultural history, traditional way-of-life and the challenges they face living in such a remote region.

For many inhabitants of the Y-K region, preservation of a rich cultural heritage based on a subsistence way-of-life is challenged by poverty. In order to establish and maintain collaborative working relationships with its community partners, NOVAGOLD continuously seeks to build a deep understanding of the languages, values, and cultures of the people in the areas where it operates. This process allows the Company to support initiatives that are most relevant to community needs, fostering local economic growth and prosperity.

Part Four of the Alaska Video Series is titled “Economic Opportunity and Workforce Development”. There are many barriers to education and employment opportunities in remote regions like Southwest Alaska, where rural economies are small and lack diversity. The subsistence way-of-life that has sustained these communities for millennia; fishing, hunting and gathering berries, does not provide the cash income needed to purchase fuel, supplies and pay for utilities. As a result, there is a tremendous need for economic development that offers wage employment and generates local revenue. Given the remote location of villages in the Y-K region, the cost of living is very high and cash employment opportunities are extremely limited. Youth move to cities to obtain education, workforce training and to find employment, which further weakens local communities and their economies. In response to this trend, NOVAGOLD and its affiliates support local training programs designed to develop employable skills in the rural communities. These programs also provide ongoing development training so that residents are able to improve their skills. Through mentorships, as well as formal and informal education programs, residents are able to develop the skills they need to be effective, both at work as well as in the economic and social lives of their communities. When companies and local communities come together to build focused and thorough workforce development initiatives, tangible and long lasting benefits are realized by all.

To learn more about the Alaska Video Series, please visit NOVAGOLD's website. For ease of reference, a link to each segment in the series is provided below.

▶	Part One: Yup’ik Language and Culture – http://bit.ly/1PPBvkz
▶	Part Two: Subsistence Way of Life – http://bit.ly/1O68pgw
▶	Part Three: People’s Connection to the River – http://bit.ly/1M0RXvI
▶	Part Four: Economic Opportunity and Workforce Development – http://bit.ly/1S9PPCR

NOVAGOLD strives to create a balanced development plan that enhances economic development and preserves the traditional way-of-life in the communities where it operates. Respecting the traditions in these regions is one of the Company's core values.

About NOVAGOLD
NOVAGOLD is a well-financed precious metals company engaged in the exploration and development of mineral properties in North America. Its flagship asset is the 50%-owned Donlin Gold project in Alaska.  NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. Learn more at www.novagold.com.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Analyst, Investor Relations
604-669-6227 or 1-866-669-6227

▶              www.novagold.com